ITEM 77C - Matters Submitted to a Vote of Security Holders
At a special meeting of shareholders held on July 17, 2013, shares were voted as follows on the proposal presented to the shareholders:

Approval of an Agreement and Plan of Reorganization relating to HighMark California Tax-Free Money Market
Fund pursuant to which HighMark California Tax-Free
Money Market Fund would transfer all of its assets.


                                          No. of Shares

HighMark California Tax-Free Money Market Fund

For                                     228,306,610.050
Against                                   2,313,119.070
Abstain                                   1,601,412.930
Total                                   232,221,142.050


At a special meeting of shareholders held on July 17, 2013, shares were voted as follows on the proposal presented to the shareholders:

Approval of an Agreement and Plan of Reorganization relating to HighMark 100% U.S. Treasury Money Market
Fund pursuant to which HighMark 100% U.S. Treasury Money
Market Fund would transfer all of its assets.

                                            No. of Shares

HighMark 100% U.S. Treasury Money Market Fund

For                                       182,588,877.070
Against                                    15,280,671.360
Abstain                                    66,913,179.700
Total                                     264,782,728.130